SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.



                                NBG BANCORP, INC.
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             (Exact name of registrant as specified in its charter)

                             2234 West Broad Street
                              Athens, Georgia 30604
                                 (706) 355-3122
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $1.00 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     /_/            Rule 12h-3(b)(1)(ii)  /_/
         Rule 12g-4(a)(1)(ii)    /_/            Rule 12h-3(b)(2)(i)   /_/
         Rule 12g-4(a)(2)(i)     /_/            Rule 12h-3(b)(2)(ii)  /_/
         Rule 12g-4(a)(2)(ii)    /_/            Rule 15d-6            /_/
         Rule 12h-3(b)(1)(i)     /X/

         Approximate number of holders of record as of the certification or notice date: 196
             ----

         Pursuant to the requirements of the Securities Exchange Act of 1934, NBG Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                          NBG BANCORP, INC.


Date:    March 21, 2001                   By:  /s/ William S. Huggins
     --------------------------------        -----------------------------------
                                          Name:   William S. Huggins
                                          Title:  President and Chief Executive
                                                  Officer